EXHIBIT 99.1

News

December 9, 2010

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
309-494-4100
dugan_jim@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Announces Jesse Greene and Miles D. White
Will Join its Board of Directors

PEORIA, Ill. – Caterpillar Inc. (NYSE: CAT) announced today that Jesse J. Greene, Jr. and Miles D. White have been elected to the Caterpillar Board of Directors, effective January 1, 2011.  Greene will serve as a member of the Audit Committee and White will serve as a member of the Governance Committee.

Greene is currently the Chief Financial Risk Officer for International Business Machines Corporation (“IBM”) where he has worked for approximately 30 years, including a variety of senior positions in finance. He also has acquired senior financial and information technology experience from positions with Compaq Computer Corporation and the Eastman Kodak Company.

“I am pleased to have Jesse as a member of our board, as he brings with him a deep understanding of finance and information technology that will benefit Caterpillar,” said Caterpillar Chairman and CEO Doug Oberhelman.

White has served as the Chief Executive Officer of Abbott Laboratories (“Abbott”) since 1998 and as its Chairman since 1999.  He joined Abbott in 1984 and held a number of senior positions with increasing responsibility prior to being named CEO.

“As the Chairman and CEO of a global company like Abbott, Miles will add a valuable, broad-based perspective to our board, drawing from his experience of leading a company with manufacturing operations around the world,” Oberhelman said.

About Caterpillar:
For more than 85 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2009 sales and revenues of $32.396 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  www.caterpillar.com.

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors, including, but not limited to: (i) economic volatility in the global economy generally and in capital and credit markets; (ii) Caterpillar’s ability to generate cash from operations, secure external funding for operations and manage liquidity needs; (iii) adverse changes in the economic conditions of the industries or markets Caterpillar serves; (iv) government regulations or policies, including those affecting interest rates, liquidity, access to capital and government spending on infrastructure development; (v) commodity price increases and/or limited availability of raw materials and component products, including steel; (vi) compliance costs associated with environmental laws and regulations; (vii) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (viii) financial condition and credit worthiness of Cat Financial’s customers; (ix) material adverse changes in our customers’ access to liquidity and capital; (x) market acceptance of Caterpillar’s products and services; (xi) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xii) Caterpillar’s ability to successfully implement Caterpillar Production System or other productivity initiatives; (xiii) international trade and investment policies, such as import quotas, capital controls or tariffs; (xiv) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xv) adverse changes in sourcing practices for our dealers or original equipment manufacturers; (xvi) additional tax expense or exposure; (xvii) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (xviii) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xix) increased payment obligations under our pension plans; (xx) inability to successfully integrate and realize expected benefits from acquisitions; (xxi) significant legal proceedings, claims, lawsuits or investigations; (xxii) imposition of significant costs or restrictions due to the enactment and implementation of health care reform legislation and proposed financial regulation legislation; (xxiii) changes in accounting standards or adoption of new accounting standards;  (xxiv) adverse effects of natural disasters; and (xxv) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 19, 2010 for the year ended December 31, 2009 and in Part II of our Form 10-Q filed with the SEC on May 3, 2010 for the quarter ended March 31, 2010.  These filings are available on our website at http://www.caterpillar.com/investors/financial-reporting/sec-filings.